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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


                          BRIGGS & STRATTON CORPORATION

                          FORM 8-K Dated April 27, 2001

                                 Exhibit No. 99


              BRIGGS & STRATTON CORPORATION ANNOUNCES DEBT OFFERING

MILWAUKEE, April 27, 2001/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)


         Briggs & Stratton Corporation (NYSE: BGG) announced today its intent to sell $275,000,000 of senior notes due 2011 and $125,000,000 of convertible senior notes due 2006, which will be convertible into the company's common stock. In connection with the convertible senior notes, the company expects to grant the initial purchasers an option to purchase up to an additional $15,000,000 principal amount of convertible senior notes.

         The net proceeds from the sale of the senior notes and convertible senior notes are intended to be used to fund the company's planned acquisition of Generac Portable Products, Inc., including the replacement of Generac's outstanding debt, and to repay a portion of the company's unrated commercial paper and short-term borrowings under its credit facilities.

         The senior notes and the convertible senior notes are expected to be issued in separate private placements and to be resold by the initial purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933.

         These securities have not been registered under the Securities Act of 1933 or applicable state laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Statements in this press release that are not historical facts may be "forward-looking" statements. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from such forward-looking statements include our ability to complete the proposed note offerings and the Generac acquisition and other factors identified in the reports and documents Briggs & Stratton files from time to time with the SEC.



/CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer,
         Briggs & Stratton Corporation, 414-259-5333/(BGG)





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